UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
December 23, 2011

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2011, Measurement Specialties (China) Ltd. (the “Subsidiary”), a subsidiary of Measurement Specialties, Inc. (the “Company”), entered into a two year credit facility agreement (the “Credit Agreement”) with China Merchants Bank Co. Ltd (“CMB”).   The Credit Agreement is a renewal of the previous two year credit facility dated November 3, 2009 which expired on November 25, 2011.  The Credit Agreement permits the Subsidiary to borrow up to RMB 68 million (approximately $10.8 million) and expires November 25, 2013.   Specific covenants include customary limitations, compliance with laws and regulations, use of proceeds for prescribed purposes, and timely payment of interest and principal.  The Company has pledged the Subsidiary’s Shenzhen facility to CMB as collateral.  The interest rate will be based on the London Inter-bank Offered Rate (“LIBOR”) plus a LIBOR spread, depending on the term of the loan when drawn.  The purpose of the credit facility is primarily to provide additional flexibility in funding operations of the Subsidiary.

The translated version of the Credit Agreement is filed as Exhibits 99.1 to this Current Report on Form 8-K and are incorporated by reference. The foregoing summary of the Credit Agreement is qualified in their entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

99.1	Credit facility Agreement by and among Measurement Specialties (China) Ltd. and China Merchants Bank Co. Ltd. executed on December 23, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date:  December 23, 2011